EXHIBIT 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent (i) to the incorporation by reference into the Prospectus pertaining to an aggregate initial offering price not to exceed $75,000,000 of Debt Securities, Preferred Stock or Common Stock of Global Marine Inc. that constitutes part of this Registration Statement on Form S-3, being filed by Global Marine Inc. with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of our report, which includes an explanatory paragraph that describes the Company's adoption of the method of accounting for income taxes, the method of accounting for postretirement benefits other than pensions and the method of accounting for postemployment benefits, as prescribed by applicable statements of the Financial Accounting Standards Board, dated February 10, 1995, on our audits of the consolidated financial statements and financial statement schedule of Global Marine Inc. and subsidiaries, as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, and (ii) to the reference to our firm under the heading "Independent Public Accountants" in said Prospectus.





                              /s/  Coopers & Lybrand L.L.P.

Houston, Texas
April 12, 1995